EXHIBIT (d)(8)(b)

PACIFIC FUNDS

FEE SCHEDULE

MFS INVESTMENT MANAGEMENT

(Effective January 1, 2004)

Fund: PF MFS International Large-Cap

The Adviser will pay to the Fund Manager a monthly fee based on the average daily net assets of the PF MFS International Large-Cap Fund according to the following calculation:

(a)	0.450% of the first $500 million of the Combined Assets as defined below, 0.400% on the next $500 million of the Combined Assets, plus

0.375% on the next $1 billion of the Combined Assets, plus

0.350% on Combined Assets above $2 billion; multiplied by

(b)	the ratio of the PF MFS International Large-Cap Fund’s average daily net assets over the Combined Assets.

For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the PF MFS International Large-Cap Fund and the average daily net assets of the International Large-Cap Portfolio of Pacific Select Fund.

All Funds:    Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of             , 2003.

PACIFIC LIFE INSURANCE COMPANY

Attest:	By:
Name: Title:	Name: Title:

Attest:	By:
Name: Title:	Name: Title:

MFS INVESTMENT MANAGEMENT

Attest:	By:
Name: Title:	Name: Title:

Attest:	By:
Name: Title:	Name: Title:

PACIFIC FUNDS

Attest:	By:
Name: Title:	Name: Title:

Attest:	By:
Name: Title:	Name: Title: